Exhibit 99.1
United States Lime & Minerals, Inc. – News Release

FOR IMMEDIATE RELEASE	Contact: Timothy W. Byrne (972) 991-8400
UNITED STATES LIME & MINERALS REPORTS
SECOND QUARTER 2007 RESULTS
     Dallas, Texas, July 31, 2007 — United States Lime & Minerals, Inc. (NASDAQ: USLM) today reported second quarter 2007 results: Revenues increased to $32.2 million from $31.9 in the comparable prior year quarter, an increase of $275 thousand, or 0.9%. Revenues from the Company’s lime and limestone operations decreased $1.0 million, or 3.3%, to $29.8 million in the second quarter 2007, compared to the comparable record 2006 quarter, while revenues from its natural gas interests increased $1.3 million, or 115.0%, to $2.4 million. For the six months ended June 30, 2007, revenues increased to $61.6 million from $60.2 million for the comparable 2006 period, an increase of $1.4 million, or 2.4%. Revenues from the Company’s lime and limestone operations decreased $1.1 million, or 1.9%, to $57.4 million in the first six months 2007, compared to the comparable 2006 period, while revenues from its natural gas interests increased $2.5 million, or 150.0%, to $4.2 million. The decrease in lime and limestone revenues primarily resulted from lower pulverized limestone (“PLS”) sales due to the continuing reduced demand for roof shingles, and reduced demand for the Company’s lime products due to near record rainfalls during the months of May and June in both Texas and Oklahoma, which delayed customer construction projects. These decreases were partially offset by average price increases for the Company’s lime and limestone products of approximately 6.0% and 5.4% in the second quarter and first half 2007, respectively, compared to the comparable 2006 periods, and lime slurry sales resulting from the Company’s June 2006 acquisition of the assets of a lime slurry operation in the Dallas-Ft. Worth metroplex.
     The Company reported net income of $3.2 million ($0.50 per share diluted) in the second quarter 2007, compared to net income of $4.3 million ($0.69 per share diluted) in the second quarter 2006, a decrease of $1.2 million, or 27.1%. For the first half 2007, net income decreased by $1.4 million, or 21.3%, to $5.2 million, compared to $6.6 million for the first half 2006. Net income for the first half 2006 included a reduction of $550 thousand ($0.09 per share diluted), for the cumulative effect of change in accounting principle, reflecting the write off of deferred stripping costs ($740 thousand, less $190 thousand income tax benefit), as required by EITF Issue No. 04-6.
     The Company’s gross profit was $7.2 million for the second quarter 2007, compared to $8.4 million for the 2006 quarter, a decrease of $1.2 million, or 14.4%. Gross profit for the first six months 2007 was $12.8 million, a decrease of $2.0 million, or 13.4%, from $14.8 million for the first six months 2006. Included in gross profit for the second quarter and first half 2007 were $5.5 million and $9.9 million, respectively, from the Company’s lime and limestone operations, compared to $7.6 million and $13.5 million, respectively, in the comparable 2006 periods. Gross profit for the second quarter and first half 2007 included $1.7 million and $2.9 million, respectively, from natural gas interests, compared to $830 thousand and $1.3 million, respectively, in the comparable 2006 periods. The decreases in gross profit from lime and limestone operations were primarily due to the reduced PLS and construction sales, increased energy costs, and additional depreciation, primarily for the third kiln project in Arkansas, which was completed in the first quarter 2007.
     Production volumes from the Company’s natural gas interests for the second quarter 2007 totaled approximately 273 thousand MCF from twelve wells, sold at an average price of approximately $8.75 per MCF, compared to approximately 151 thousand MCF from four wells, sold at an average price of $7.35 per MCF, in the comparable 2006 quarter. Production volumes for the first half 2007 from natural gas interests totaled approximately 498 thousand MCF at an average price of $8.47 per MCF, compared to the first half 2006 when 224 thousand MCF was produced and sold at an average price of $7.54 per MCF. A new well has been drilled and began production in July 2007, and another well is scheduled to be drilled during the third quarter 2007.
     “Our second quarter 2007 lime sales were severely impacted by rain, especially in May and June, which delayed a number of projects our construction customers had scheduled, ” said Timothy W. Byrne, President and Chief Executive Officer. “In Texas, there was measurable precipitation during more than half of the days in June, which was the wettest month in 25 years for the Dallas-Ft. Worth metroplex, compared to 2006 when we were experiencing near drought conditions,” Mr. Byrne added. “In addition, our gross profit and gross profit margin continued to be negatively influenced by the reduced PLS demand from our roof shingle customers, which appears to be continuing, and increased energy costs.” Mr. Byrne concluded, “Our natural gas interests continue to provide increased revenues and gross profit, and demand from our construction customers is rebounding in the third quarter.”
     United States Lime & Minerals, Inc., a NASDAQ-listed public company with headquarters in Dallas, Texas, is a manufacturer of lime and limestone products, supplying primarily the construction, steel, municipal sanitation and water treatment, paper, chemical, roof shingle, agriculture and glass industries. The Company primarily serves markets in the Central United States through its wholly owned subsidiaries, Arkansas Lime Company, Colorado Lime Company, Texas Lime Company, U.S. Lime Company, U.S. Lime Company – Shreveport, U.S. Lime Company – St. Clair, and U.S. Lime Company — Transportation. The Company also owns royalty and working interests pursuant to an oil and gas lease and a drill-site agreement on its Johnson County, Texas property, located in the Barnett Shale Formation.
     Any statements contained in this news release that are not statements of historical fact are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. The Company undertakes no obligation to publicly update or revise any forward-looking statements, and investors are cautioned that such statements involve risks and uncertainties that could cause actual results to differ materially from expectations, including without limitation those risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission.
(Tables Follow)

United States Lime & Minerals, Inc.
Condensed Consolidated Financial Data
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
INCOME STATEMENTS
Revenues
Lime and limestone operations	$29,822	$30,824	$57,429	$58,543
Natural gas interests	2,387	1,110	4,220	1,688

Total	$32,209	$31,934	$61,649	$60,231

Gross profit	$7,193	$8,401	$12,815	$14,797
Operating profit	$5,401	$6,631	$9,260	$11,323
Interest expense	1,146	781	2,178	1,617
Other income, net	(78)	(115)	(116)	(91)
Income tax expense	1,166	1,622	1,972	2,607

Net income before cumulative effect of change in accounting principle	$3,167	$4,343	$5,226	$7,190

Cumulative effect of change in accounting principle, net of $190 income tax benefit (1)	—	—	—	(550)

Net income	$3,167	$4,343	$5,226	$6,640

Income per share of common stock:
Basic before cumulative effect of change in accounting principle	$0.51	$0.70	$0.84	$1.17
Cumulative effect of change in accounting principle	—	—	—	(0.09)

	$0.51	$0.70	$0.84	$1.08

Diluted before cumulative effect of change in accounting principle	$0.50	$0.69	$0.83	$1.15
Cumulative effect of change in accounting principle	—	—	—	(0.09)

	$0.50	$0.69	$0.83	$1.06

Weighted average shares outstanding:
Basic	6,267	6,211	6,244	6,119
Diluted	6,331	6,337	6,317	6,265

		June 30,		December3 1,
		2007		2006

BALANCE SHEETS
Assets:
Current assets		$26,349		$22,776
Property, plant and equipment, net		132,815		129,894
Other assets, net		2,310		1,498

Total assets		$161,474		$154,168

Liabilities and Stockholders’ Equity:
Current liabilities		$15,743		$18,739
Debt, excluding current installments		63,011		59,641
Deferred tax liabilities, net		2,188		1,481
Other liabilities		1,595		1,814
Stockholders’ equity		78,937		72,493

Total liabilities and stockholders’ equity		$161,474		$154,168

(1)	Reflects the write-off, as required by EITF Issue No. 04-6, of $740,000 of deferred stripping costs that were being carried as capitalized other assets on the Company’s balance sheet.
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